EXHIBIT 2.1

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G&O LANDSCAPING, INC.

Immediate Stock Transfer Closing Package

Prepared for: Sustainable Properties, LLC, Global Asset Management Group, Inc., G & O Landscaping, Inc., Sellers, Lender, Closing Agent, and Transaction Counsel

Draft date: August 18 , 2026

Draft purpose: Convert the transaction to an immediate stock transfer structure while protecting Seller through a secured convertible promissory note, stock pledge, refinance covenant, 90-day seller remedy, transition-consulting continuity, debt payoff obligations, and broad legacy / environmental indemnity.

Plain-English Structure

- Sustainable Properties, LLC immediately receives 100% of the G&O stock at closing.
- John Murray is elected President and receives banking, borrowing, refinance, and lender-signing authority immediately at closing.
- Paul Gendron remains visible and active as Transition Operations Manager / Consultant to protect operational continuity, but Paul does not retain ownership, banking control, or borrowing authority after closing.
- Seller is protected by a secured convertible promissory note, a pledge of the acquired stock, a 90-day refinance covenant, reporting rights, default notices, cure rights, and unwind / enforcement remedies if qualifying financing does not close.
- All non-assumed Company debt, liens, UCCs, taxes, payroll liabilities, environmental issues, and legacy claims remain Seller responsibility unless expressly assumed in writing by Buyer.
- Documents are drafted to be transparent to the lender; no document should imply Seller remains owner or borrowing-control party after the stock transfer.

Cash shortfall mechanism: If refinance proceeds are less than the $980,000 target cash amount, the shortfall is documented through the Convertible Promissory Note contemplated by the LOI. Reduced loan proceeds alone do not create an automatic unwind or default, provided Seller receives available cash proceeds and the shortfall is documented and secured as provided in the closing documents.

Included Documents

Tab	Document
1	Amended and Restated Stock Purchase Agreement - Immediate Stock Transfer
2	Secured Convertible Promissory Note - Cash Shortfall / 90-Day Refinance Covenant
3	Stock Pledge and Security Agreement - Seller Protection
4	Shareholder Consent and ROFR Waiver
5	Stock Assignment Separate from Certificate / Stock Power
6	Post-Closing Sole Shareholder Consent and Officer Appointment
7	Banking, Borrowing, Refinance, and Personal Guaranty Resolution
8	Officer Incumbency and Lender Authority Certificate
9	Transition Operations Manager / Consulting Agreement Summary
10	Debt Payoff, Environmental, and Legacy Claims Indemnity
11	Lender Disclosure and Authority Letter
12	Closing Checklist and Exhibit Schedule

Counsel Review Note

These drafts are business-form documents for counsel review and lender coordination. Final execution documents should be reviewed by Illinois transaction counsel, SBA/lender counsel, and tax/securities counsel before signing, particularly if Parent stock, note conversion rights, UCC filings, environmental indemnities, or personal guarantees are used.

10. Retained A/R and Operating Cash. All Company accounts receivable and agreed operating cash shall remain in the Company at closing for working capital and DSCR support. Economic treatment for retained A/R and cash shall be reflected on the final closing statement or in deferred consideration documents.

Ninety-Day Refinance Covenant and Seller Remedy

11. Buyer and Company shall use commercially reasonable efforts to obtain and close qualifying refinance / acquisition financing within ninety (90) days after Initial Closing.
12. Buyer shall provide Seller reasonable status updates regarding financing progress, lender diligence, and expected closing timing.
13. If no qualifying refinance / acquisition financing has closed within ninety (90) days after Initial Closing, and the failure is not caused by Seller breach, withheld cooperation, title defect, environmental matter, undisclosed liability, lien, or information deficiency, Seller may deliver written notice of default. However, receipt of cash proceeds below the $980,000 target shall not by itself constitute a default if all available net cash proceeds are paid to Seller and the cash shortfall is documented by the Convertible Note and related security documents.
14. Buyer shall have a ten (10) business day cure period after notice. If an actual uncured default exists, Seller may elect enforcement of the Convertible Note and Stock Pledge remedies. Any unwind / reversion remedy shall be available only if expressly permitted by the final lender documents, not prohibited by applicable law, and not impairing any funded lender lien or security interest.
15. No unwind, reversion, stock transfer-back, or pledge enforcement shall impair the rights of any lender that has already funded, recorded a mortgage, taken a lien, or obtained a security interest unless such lender has consented in writing. The parties intend the lender-facing structure to remain clean: Buyer owns the Company after Initial Closing, John Murray has authority to borrow/refinance, and Seller holds security and note rights only.

John Murray Appointment and Banking Control

Immediately upon Initial Closing, John Murray shall be appointed President of the Company and shall have full authority to operate the Company, control Company bank accounts, remove and add signers, execute banking documents, provide financial information to lenders, sign refinance and SBA documents, grant security interests, execute mortgages and notes, and personally guarantee Company debt if required by lender and accepted by John Murray individually.

Seller Transition Role

Paul Gendron shall remain involved as Transition Operations Manager / Consultant for operational continuity, employee and crew transition, customer and vendor relationships, municipal contract continuity, equipment and mechanic-shop transition, and training. Paul shall not retain ownership, borrowing authority, bank control, or independent authority to bind the Company after Initial Closing except as specifically delegated by John Murray in writing.

Debt Payoff and Clean Entity Requirement

All Company indebtedness, liens, UCC filings, judgments, shareholder loans, equipment finance obligations, unpaid taxes, payroll liabilities, and other non-assumed liabilities shall be paid, released, discharged, escrowed, or otherwise resolved at or before Initial Closing, except current ordinary-course liabilities expressly approved in the final closing statement. Seller shall deliver payoff letters, lien releases, UCC termination authorizations, and creditor confirmations as reasonably required by Buyer and lender.

Seller Indemnity

Seller shall jointly and severally indemnify, defend, and hold harmless Buyer, Parent, the Company after closing, John Murray, lenders to the extent third-party beneficiary status is expressly provided, and their respective affiliates from all claims, losses, liabilities, costs, damages, penalties, taxes, payroll claims, debts, liens, environmental claims, IEPA / Consent Order claims, title claims, employee claims, customer claims, vendor claims, and other legacy liabilities arising from pre-closing facts, conduct, ownership, operations, conditions, or obligations, except liabilities expressly assumed in writing by Buyer.

Closing Conditions

16. Executed Stock Purchase Agreement, stock powers, shareholder consents, and updated stock ledger.
17. Secured convertible note and stock pledge agreement.
18. Officer appointment and banking / borrowing resolutions.
19. Payoff letters and lien releases for non-assumed debt.
20. Environmental / IEPA counsel summary and environmental indemnity.
21. Transition consulting agreement.
22. Final closing statement showing A/R, operating cash, payoff amounts, deferred consideration, and financing mechanics.
23. Lender authority certificate confirming John Murray authority and Paul Gendron transition-only role.

BUYER:

SUSTAINABLE PROPERTIES, LLC

By: ____________________

Name: John Murray

Title: Authorized Representative

Date: 8/18/2026

PARENT:

GLOBAL ASSET MANAGEMENT GROUP, INC.

By: ____________________

Name: John Murray

Title: President

Date:

8/18/2026

SELLER:

Paul Gendron: ____________________ Date: 8-12-26

Sherri Gendron, heir to Patrick Gendron: Sherri L Gendron Date: 08-18-2026

ACKNOWLEDGED BY COMPANY:

G & O LANDSCAPING, INC.

By: ____________________

Name: John Murray

Title: President, effective upon Initial Closing

Date: 8/18/2026